MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ARTICLES OF AMENDMENT

Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The first two sentences of Section 1, paragraph (a) of Article V of the charter of the Corporation (the “Charter”) are hereby deleted in their entirety and the following are substituted in lieu thereof:

The total number of shares of capital stock of all classes that the Corporation has authority to issue is 404,439,750 shares of stock, initially classified as 200,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), 2,139,750 shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, 2,300,000 shares of 7.875% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, and 200,000,000 shares of excess stock, par value $.01 per share (the “Excess Stock”). The aggregate par value of all authorized shares of stock having par value is initially $4,044,397.50.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 77,139,750 shares of stock, consisting of 67,700,000 shares of common stock, par value $.01 per share, 2,139,750 shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, 2,300,000 shares of 7.875% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, and 5,000,000 shares of excess stock, par value $.01 per share. The aggregate par value of all authorized shares of stock having par value was $771,397.50.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 404,439,750 shares of stock, consisting of 200,000,000 shares of common stock, par value $.01 per share, 2,139,750 shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, 2,300,000 shares of 7.875% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, and 200,000,000 shares of excess stock, par value $.01 per share. The aggregate par value of all authorized shares of stock having par value is $4,044,397.50.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the MGCL and the Charter.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned Chief Executive Officer and President and attested by its Chief Financial Officer this 23rd day of May, 2014.

ATTEST:	MONMOUTH REAL ESTATE INVESTMENT CORPORATION

/s/ Kevin S. Miller	By:	/s/ Michael P. Landy
Kevin S. Miller		Michael P. Landy
Chief Financial Officer		Chief Executive Officer and President

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